[LETTERHEAD OF SOMEKH CHAIKIN]

Tel-Aviv, March 3, 1998

Auditor's Report to the Shareholders of
Gemini Capital Fund Management Ltd.

We have audited the accompanying balance sheets of Gemini Capital Fund Management Ltd. as at December 31, 1997 and December 31, 1996, statements of income, changes in shareholders' equity and cash flows for each of the three years the last of which ended on December 31, 1997, translated into U.S. dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards including those prescribed by the Israel Auditors' Regulations (Auditors' Mode of Performance) - 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gemini Capital Fund Management Ltd. as at December 31, 1997 and December 31, 1996, and the results of its operations, changes in its shareholder's equity and cash flows for each of the three years the last of which ended on December 31, 1997, in conformity with accounting principles generally accepted in the United States and Israel on the basis outlined in Note 2A to the financial statements.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants